THE WORLD FUNDS, INC.
                          1500 FOREST AVENUE, SUITE 223
                            RICHMOND, VIRGINIA 23229
                                 (800) 527-9525

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               OF THE GENOMICSFUND

                            TO BE HELD MARCH 25, 2003


To the Shareholders of the GenomicsFund:

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of the GenomicsFund (the "Fund"), a series of shares of the World Funds, Inc. (the "Company"), will be held at 10:00 a.m. (Eastern time), on March 25, 2003, at the offices of the Company, 1500 Forest Avenue, Suite 223, Richmond, VA 23229, for the following purposes:

     1. To approve or disapprove a new Investment Advisory Agreement between the Company, on behalf of the Fund and Commonwealth Capital Management, LLC (the "New Adviser").

     2. To approve or disapprove a new Sub-Advisory Agreement between the New Adviser and Satuit Capital Management, LLC (the "Sub-Adviser"), to authorize the Sub-Adviser to provide sub-advisory services to the New Adviser for the benefit of the Fund.

     The Fund also may transact such other business that may properly come before the Special Meeting or any adjournment thereof. Information concerning the proposals is provided in the proxy statement attached to this Notice. Shareholders of record at the close of business on February 7, 2002 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID, RETURN ENVELOPE. YOUR PROMPT RESPONSE WILL HELP TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION. WE ASK YOUR COOPERATION IN MAILING YOUR PROXY CARD(S) PROMPTLY.

February 25, 2003                          By Order of the Board of Directors,
Richmond, Virginia                         F. Byron Parker, Jr., Esq., Secretary